CERTIFICATE OF DESIGNATIONS, PREFERENCES,
  AND
  RELATIVE, PARTICIPATING, OPTIONAL AND
  OTHER SPECIAL
  RIGHTS OF PREFERRED STOCK AND
  QUALIFICATIONS,
  LIMITATIONS AND RESTRICTIONS THEREOF

  OF

  6% NON-CUMULATIVE, CONVERTIBLE, CALLABLE
  PREFERRED STOCK

  OF

  FIRST AMERICAN CAPITAL CORPORATION


             ____________________________________

  Pursuant to Section 17-6002, and amendments thereto, of the
                  Kansas Statutes Annotated

            ______________________________________


    First American Capital Corporation, a Kansas corporation (the
  "Corporation"), certifies that pursuant to the authority contained in Article IV of its Articles of Incorporation, and in accordance with the provisions of K.S.A. 17-6002, and amendments thereto, its Board of Directors, at a special meeting held on March 10, 1997, adopted the following resolution creating a series of its Preferred Stock, par value
  $5.00 per share, designated as 6% Non-Cumulative, Convertible, Callable Preferred Stock:

    WHEREAS, the Articles of Incorporation of the Corporation authorizes a class of shares known as Preferred Stock, par value $5.00 per share, to be issuable from time to time in one or more series;

    RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Articles of Incorporation, the Board hereby creates a series of the class of authorized Preferred Stock of the Corporation, and hereby fixes the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof as follows:

1. Designation. The designation of the series of Preferred Stock authorized by this resolution shall be "6% Non-Cumulative, Convertible, Callable Preferred Stock" (the "Preferred Stock"). The maximum number of shares of Preferred Stock issuable hereunder shall be 550,000 and shall have a par value of $5.00 per share. The shares of Preferred Stock shall be issued by the Corporation for their such value, in such amounts, at such times and to such persons as shall be specified by the Corporation's Board of Directors, from time to time.

2. Rank. The Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank junior to all classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding
      (collectively, the "Senior Securities") other than the Corporation's "Junior Securities." For the purposes hereof, "Junior Securities" means all series and classes of common stock, $.10 par value per share (the "Common Stock"), of the Corporation, and such classes or series of stock of the Corporation as shall be designated as junior to the Preferred Stock. The Corporation shall not issue any series or class of stock ranking senior to the Preferred Stock without the affirmative vote of a majority of the outstanding shares of Preferred Stock.

3.  Dividends.

    a) Amount. On the last business day of December in each calendar year (the "Dividend Accrual Date"), the holder of record of each share of the Preferred Stock as their names appear in the stock register of the Corporation on such date shall become entitled to receive (when, as and if declared by the Board of Directors of the Corporation) a cash dividend (the "Annual Dividend") equal to the sum of (i) six percent (6%) of the $5.00 par value per annum ($.30 per share) of such share (pro-rated for any portion of a full year that such share shall have been issued and outstanding).

    b) Time of Payment. Dividends shall be payable annually, when, as and if declared by the Board of Directors of the Corporation. Dividends on each share of the Preferred Stock shall be non-cumulative with the right to receive dividends forfeited in any year in whith a dividend is not declared.

    c) Restrictions on Payment of Dividends. Notwithstanding anything contained herein to the contrary, no dividends on shares of Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation:
           (i) unless, prior to or concurrently with such declaration, payment or setting apart, all accrued and unpaid dividends, if any, on shares of Senior Securities shall have been paid or declared and set apart for payment through the dividend payment period with respect to such Senior Securities which next precedes or coincides with the Dividend Accrual Date; or
           (ii) at such time as such declaration, payment or setting apart is prohibited by the Kansas Corporation Code (the "KCC"); or
           (iii) at such time as the terms and provisions of any contract or other agreement of the Corporation or any of its subsidiaries entered into or assumed providing financing (including acquisition financing) or working capital to the Corporation or any of its subsidiaries (whether or not entered into prior to, at or after the issuance of the Preferred Stock), specifically prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder.

4. Restrictions on Junior Payments. So long as any shares of Preferred Stock are outstanding, the Corporation shall not (a) declare, pay or set apart for payment any dividend on, or make any distribution in respect of, Junior Securities or any warrants, rights, calls or options exercisable or convertible into any Junior Securities, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property
      (other than distributions or dividends solely in the form of a particular class or series of Junior Securities, or warrants, rights or options exercisable for such Junior Securities, to holders of such Junior Securities), (b) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption, retirement or other acquisition for value of any of, or redeem, purchase, retire or otherwise acquire for value any of, the Junior Securities (other than as a result of a reclassification of Junior Securities or the exchange or conversion of one class or series of Junior
      Securities for or into another class or series of Junior
      Securities) or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or (c) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase, redeem, retire or otherwise acquire for value any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities; provided, however, that the restrictions of this Section 4 may be waived by the affirmative vote of a majority of the outstanding shares of Preferred Stock.

5.  Liquidation Preference.

    a) The Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up the affairs of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation remaining after paying or providing for the payment of all creditors, an amount equal to $5.00 for each share outstanding plus an amount equal to all declared but unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (the "Liquidation Preference"), before any payment shall be made or any assets distributed to the holders of Junior Securities. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Preferred Stock and any series of preferred stock or any other class of stock on a parity, as to rights on liquidation, dissolution or winding up, with the Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which the holders of outstanding shares of Preferred Stock and the holders of outstanding shares of such other securities are entitled were paid in full. Nothing herein contained shall be deemed to prevent redemption of shares of the Preferred Stock by the Corporation in the manner provided in Section 6. The liquidation payment with respect to each outstanding fractional share of Redeemable Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Preferred Stock. All payments for which this Section 5 provides shall be in cash, property (valued at its fair market value, as determined by an independent nationally recognized investment banking firm) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Securities unless each holder of the outstanding shares of Preferred Stock has been paid in cash the full amount of the Liquidation Preference to which such holder is entitled as provided herein. After payment of the full amount of the Liquidation Preference to which each holder is entitled, such holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of the assets of the Corporation.

    b)   Events Not Constituting Liquidation.  For the purposes of this
           Section 5, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into any other corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

6.  Redemption.

    a)   Optional Redemption.  Subject to the restrictions set forth in
           Section 6(c) hereof, the Corporation may, at the option of the Board of Directors, at any time or from time to time, in whole or in part, redeem the shares of Preferred Stock at the time outstanding, upon notice given as hereinafter specified and on a date as specified in such notice, at a redemption price equal to $25 per share, together with declared but unpaid dividends thereon to the date fixed for such redemption.

    b) Manner of Redemption. Notice of redemption of outstanding shares of Preferred Stock pursuant to this Section shall be sent by or on behalf of the Corporation to the holders of record of outstanding shares of Preferred Stock selected for redemption in the manner provided in Section g(b) hereof. If, as a result of a redemption, a holder would be left with a fraction of a share of Preferred Stock, the Corporation shall redeem the number of shares of such holder that it otherwise would redeem rounded up or down, in the Corporation's sole discretion, to the nearest whole number.

    c) Restrictions on Redemptions. No shares of Preferred Stock shall be redeemed in whole or part under this Section: (i) at any time that such redemption is prohibited by the KCC; (ii) at any time that the terms and provisions of any contract or other agreement of the Corporation or any of its subsidiaries entered into or assumed providing financing (including acquisition financing) or working capital to the Corporation or any of its subsidiaries (whether or not entered into prior to, at or after the issuance of the Preferred Stock), specifically prohibits such redemption or provides that such redemption would constitute a breach thereof or a default thereunder; (iii) unless, prior to or concurrently with such redemption, all unpaid and accrued dividends on Preferred Stock and on Senior Securities for dividend periods preceding or ending on the redemption date have been paid in full or have been declared and set aside for payment in full; or (iv) at any time that the Corporation shall be in default in respect of any of its redemption obligations on or under Senior Securities.

    d) Priority as to Junior Securities. The Corporation shall take no action that would otherwise require the Corporation to redeem any outstanding shares of Preferred Stock pursuant to this Section (each a "Redemption Obligation") if at such time the Corporation is unable to discharge its Redemption Obligation; provided, however, that if the Corporation fails to discharge any Redemption Obligation (without regard as to the circumstances pursuant to which such Redemption Obligation arose), (x) the Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Redemption Obligation, and (y) so long as such Redemption Obligation shall be outstanding but shall not be fully discharged, the Corporation shall not (i) declare, pay or set apart for payment any dividend on, or make any distribution in respect of, the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends of a particular class or series of Junior Securities, or warrants, rights or options exercisable for such Junior Securities, to holders of such Junior Securities), or
           (ii) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption, retirement or other acquisition for value of any of, or redeem, purchase, retire or otherwise acquire for value any of, the Junior Securities (other than as a result of a reclassification of Junior Securities or the exchange or conversion of one class or series of Junior Securities for or into another class or series of Junior Securities, other than through the use of the proceeds of a substantially contemporaneous sale of other Junior Securities) or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or (iii) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase, redeem, retire or otherwise acquire for value any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities. Notwithstanding the immediately preceding, sentence, the restrictions of this Section 6(d) shal not apply to the repurchase or redemption of shares of the Corporation's capital stock in accordance with Section 4 hereof.

7. Conversion. The Preferred Stock may be converted, at the holder's option, into four shares of Common Stock of the Corporation until six months after the completion or termination of an initial Public Offering of units of the Corporation's equity securities, including the Preferred Stock (the "Public Offering"). As used herein, the term "Public Offering" means the offer and sale units pursuant to an effective registration statement with the United States Securities and Exchange Commission or the offer and sale of units on an intrastate-only basis pursuant to Rule 147 of the United States Securities and Exchange Commission and to an offering qualified with the Office of the Kansas Securities Commission for public sale.

8.  Procedure for Conversion.  Each subscriber to the Public
      Offering may elect to exercise the conversion option described in Section 7 hereof at the time he or she signs a Subscription Agreement.

9. Redemption Selection. In the event that fewer than all of the outstanding Preferred Stock are to be redeemed pursuant to
      Section 6, the determination of the shares to be returned will be made by the Board of Directors by lot or pro rata as the Board shall determine.

10. Voting Rights. Except as specifically set forth herein or in the KCC, the holders of shares of Preferred Stock shall not be entitled to any voting rights with respect to any matters voted upon by stockholders of the Corporation.

11. Preemptive Rights. Holders of Preferred Stock are not entitled to any preemptive rights.

12. Sinking Fund Provisions. Sinking fund provisions are not applicable to holders of Preferred Stock.

13. Restrictions on Transfer of Preferred Stock. During the period in which the Preferred Stock is being offered and sold by the Corporation, and for a period of nine months from the date of the last sale by the Corporation of such Preferred Stock, all resales of any part of the issue, by any person, shall be made only to persons resident within the State of Kansas.

14. Section Headings. Section headings are for convenience of reference only and shall not constitute a part of this Certificate or be referred to in connection with the interpretation or construction hereof.

    IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed, signed and acknowledged by Rick D.
  Meyer, its President, and to be attested by Chris J. Haas, its Secretary, this _______ day of March, 1997.


                             _____________________________________
                             ________________


  Attest:_______________________________

    Secretary





  STATE OF                )
                          )  ss.
  COUNTY OF               )




     Subscribed and sworn to before me this 10th day of March, 1997.


                                ___________________________
                                NOTARY PUBLIC

  My Commission Expires:

  _______________________

  [SEAL]